                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-47191


                  PROSPECTUS SUPPLEMENT DATED SEPTEMBER 10, 1998
                                       to
                         Prospectus Dated March 20, 1998

                                  64,756 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated March 20,, 1998 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 64,756 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition of LightSpeed, Inc. ("LightSpeed"), by and through the acquisition of all of the common and preferred stock and options to purchase common stock of LightSpeed whereby LightSpeed was merged with and into the Company with the Company as the surviving corporation. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.


                              SELLING SHAREHOLDERS

     Footnote (2) below (the "Footnote") sets forth shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The shareholders identified in the Footnote below may receive shares of Common Stock through gifts. The table of Selling Shareholders in the Prospectus is hereby amended to include the shareholders identified in the Footnote as Selling
Shareholders:

                                  Number of Shares        Percent of        Number of Shares
                                    Beneficially          Outstanding      Registered for Sale
Name of Selling Shareholder            Owned                Shares              Hereby(1)
---------------------------       ----------------        -----------      -------------------
Ian Landy(2)                          46,578                  *                  46,578
Karen Landy(2)                        18,178                  *                  18,178

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* less than one percent

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(1)  This registration Statement shall also cover any additional shares of
     Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(2) Subsequent to the date of this Prospectus, Ian Landy and Karen Landy may distribute shares to the Ian Landy Revocable Trust and the Karen Landy Revocable Trust, respectively.